Exhibit 99.1

DOLLAR TREE, INC. ANNOUNCES RETIREMENT OF
EXECUTIVE CHAIRMAN BOB SASSER

CHESAPEAKE, Va. – February 18, 2022 – Dollar Tree, Inc. (NASDAQ: DLTR), today announced that Bob Sasser, 70, intends to retire from his role as Executive Chairman of Dollar Tree’s Board of Directors prior to the Company’s 2022 Annual Meeting of Shareholders. In recognition of his many years of outstanding service to the Company, the Board has unanimously determined to bestow Bob Sasser with the honorary title of Chairman Emeritus upon his retirement.
Mr. Sasser’s retirement follows a tenure with the Company of more than 20 years, during which he was instrumental in growing Dollar Tree into a premier leader in the value retail sector. Mr. Sasser joined Dollar Tree in 1999 as Chief Operating Officer, served as President and Chief Operating Officer from 2001 to 2003, and then as Chief Executive Officer from 2003 to 2017. He has served as Executive Chairman of the Board of Directors for the past five years, overseeing numerous transformational changes to the business.
During Bob Sasser's tenure, Dollar Tree has grown from a company with 18,000 employees; fewer than 1,200 stores in 33 states; four distribution centers; and less than $1 billion in annual sales to a Fortune 111 company with more than 200,000 associates; 16,000-plus retail stores; an international supply chain with 26 distribution centers across North America; and annual sales exceeding $25 billion. Dollar Tree's market capitalization has grown from approximately $2.3 billion to $30.8 billion during this time.
“Bob Sasser has left an indelible mark on Dollar Tree as a result of his outstanding leadership skills, business acumen and commitment to excellence,” said Michael Witynski, President and Chief Executive Officer. “He has been the engineer of the Company’s success and growth over the last 23 years. During his thirteen-year tenure as CEO, shareholder value increased 733%, a testament to Bob’s leadership. He successfully drove growth and improved efficiencies throughout all levels of the business, while providing the strong leadership that enabled Dollar Tree to withstand pressures from market downturns and related industry headwinds. It has been a privilege to work closely with Bob over many years, and while we will certainly miss his leadership and counsel, Dollar Tree is a stronger company because of him.”
"I am honored to have had the opportunity to lead this great company and work with such a talented management team to grow Dollar Tree into a leading retailer," said Mr. Sasser. "Dollar Tree has made, and continues to make, an incredible and positive impact on the communities it serves, and I have confidence the Company will continue to build on the brand that customers have come to know and trust. My time with Dollar Tree has been extremely fulfilling, and I look forward to seeing all that Mike, the Board and the leadership team accomplish in the years ahead."
“Dollar Tree would not be the company it is today without Bob Sasser,” said Gregory M. Bridgeford, Lead Independent Director. “Under Bob’s visionary leadership, Dollar Tree made an incredible transformation from a regional retailer with less than $1 billion in annual sales to an iconic retail organization across the U.S. and Canada, with more than $25 billion in annual sales and a #111 ranking on the Fortune 500. On behalf of the Board and the entire Dollar Tree organization, I want to congratulate and thank Bob for his commitment, dedication and leadership for more than two decades.”
About Dollar Tree, Inc.
Dollar Tree, a Fortune 200 Company, operated 15,966 stores across 48 states and five Canadian provinces as of October 30, 2021. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com and www.FamilyDollar.com.

Contacts

Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations